EXHIBIT 5.1

                                      4000

                                 April 27, 1998



ResortQuest International, Inc.
1355-B Lynnfield Road
Suite 245
Memphis, TN 38119


Ladies and Gentlemen:


         We have acted as counsel to ResortQuest International, Inc., a Delaware corporation (the "Company"), in connection with the registration of 6,670,000 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company (including up to 870,000 shares to cover the over-allotment, if any), pursuant to the Registration Statement on Form S-1 (Registration No. 333-47867) (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended, and the proposed sale of the Common Stock to the public through underwriters.

         In our opinion, the Common Stock has been duly authorized for issuance by the Company, and upon issuance and delivery in accordance with the Underwriting Agreement referred to in the Registration Statement, the Common Stock will be validly issued, fully paid and non-assessable.

         We consent to the inclusion of this opinion in the Registration Statement and reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                   Very truly yours,

                                   /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                                   ---------------------------------------------
                                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.